Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (Nos. 333-115293 and 333-118054) on Form S-3 and (Nos. 333-121728) on Form S-8 of Star Scientific, Inc. and Subsidiary to our report dated March 14, 2005, except for Note 18 as to which the date is February 28, 2006, with respect to the consolidated financial statements of Star Scientific, Inc. and Subsidiary included in the Amended Annual Report on Form 10-K/A, for the year ended December 31, 2004 and our report dated April 26, 2005, with respect to Star Scientific, Inc. and Subsidiary management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, included in the Amended Annual Report on Form 10-K/A of Star Scientific, Inc. and Subsidiary for the year ended December 31, 2004.

/s/ Aidman, Piser & Company, P.A.
Tampa, Florida March 16, 2006